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                                                                  Exhibit 10.84



                           MANAGEMENT INCENTIVE PLAN

                                - INTRODUCTION -


The purposes of the United PanAm Mortgage Corporation Management Incentive Plan
(MICP) described herein are as follows:

     . To provide an annual incentive for those key executives who have the ability to make an impact on the financial results of the organization. . To reinforce the company's annual financial objectives.
     . To provide competitive rewards to key executives commensurate with the Company's financial success.


Effective Date -

The original effective date of the plan is June 30, 1997 and the Plan will initially cover the fiscal year 1997 (July 1, 1997 to December 31, 1997). The Plan has no termination date, but the Company reserves the right to change the provisions of the plan at any time.


Administration -

The Plan shall be administered by the President, subject to the concurrence of the Chairman of the Board. The Board of Directors will approve the Plan and any changes and all compensation actions proposed for officers of the Company. Approval of all awards, other than his own, shall be made by the President subject to first being submitted to the Board of Directors for final approval.


Eligibility -

Eligibility for the Plan is to include key UPAM executives, who by the nature of their responsibilities have the ability to make a significant impact on profitability and are selected for participation in the plan by the President and approved by the Board. Executives paid incentive compensation are not eligible to participate in the Management Incentive Plan.



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                            - OVERVIEW OF THE PLAN -

The Plan will work essentially as follows:

   . Each year, plan participants will be assigned a Target Bonus represented as a percentage of salary and based on full achievement of approved financial and management objectives.

   . Financial and management objectives will be established that reflect goals critical to the success of the Company. Income before taxes will always be a primary goal, but other financial goals and management objectives may vary from year to year. A weighting is established for each of these goals dependent on their importance to the Company. Financial objectives may or may not be the same as the approved budget.

   . Entry level and maximum financial performance targets will be established as well.
                 1997 - Minimum = 50%           Maximum = 150%.

   . The total of the Target Bonus values for all participants in the program will constitute the Target Bonus Pool for the Company.

   . The Attainment Percent, represented as a percentage of target shall be calculated based upon the actual results compared to entry level, target and maximum values described in the plan schedule for the year. The Attainment Percent will be the extrapolated results, rounded to the nearest tenth of a percent, using either the entry level and target values or target level and maximum values.

   . Actual Bonus Earned for participants is calculated based on the Attainment
     Percent for each of the established goals, the Weighting of the goal and the Target Bonus for each of the participants.

   . No bonus is payable on management and other financial objectives if the entry level is not attained for Income Before taxes. This means that even if objectives are met for other objectives, no bonus will be payable on these objectives and not bonus will be payable under the plan, until at least the entry level goal for Income Before Taxes is attained.

   . The remaining bonus due will be calculated and awarded subsequent to the certified audit of the fiscal year during which the bonus was earned.

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                           - SIZE OF TARGET BONUS -

A Target Bonus will be assigned to each position according to competitive market conditions, salary surveys and internal relationships of jobs within the Company.

Base salary used in calculating the Target Bonus is typically defined as the current annual salary in effect subsequent to salary reviews for officers each year, but that may be modified given a promotion of a participant and the approval of both the President and the Board. In the event that an individual's Target Bonus Level changes during the course of the year, the assigned Target Bonus will be recalculated on a pro-rata basis according to the amount of time spent at each bonus level.


                            - ENTRY INTO THE PLAN -
                      - CHANGE OF ASSIGNMENT - TRANSFER -

If an associate enters the plan mid-year, he will participate in the plan on a pro-rata basis dependent on the number of months, rounded to the nearest half month, in the plan. In the event of a change of assignment which would result in a change of Target Bonus during the course of the year, the assigned Target Bonus(es) will be computed on the base salary figure received at each position.

                           - TERMINATION PROVISIONS -

Release, Reduction in Work Force or Resignation -

If a participant in the Plan is not on the payroll at the end of the Fiscal Year, a bonus will not be paid, regardless of length of service or reason for termination or resignation, except as provided for under the next section.

Termination Due to Death or Retirement and employees on Total and Permanent Disability or Approved Leaves of Absence -

A pro-rata bonus based on active employment is payable under these circumstances and will be based upon the assigned Target Bonus and corresponding base salary received while covered under the Plan.

Discharge by the Company for Willful and Deliberate or Gross Misconduct -

Any right of the associate to a bonus under the Bonus Program shall be forfeited even if the employee is on the payroll at the end of the Fiscal Year.

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                                - DEFINITIONS -


GOALS

Income Before Tax -

Income before tax is defined as the dollar amount shown on the UPAM Certified Financials in each fiscal year. This amount should include a provision for the accrual of bonus at the targeted amounts.


PLAN TERMS

Entry Level -

This is defined as the minimum performance, as approved by the board of Directors, expected to be achieved for any bonus to be awarded.

Target Level -

This is the bonus target level as approved by the Board of Directors on which target bonuses may be awarded to participants.

Maximum Level -

This is the level against which a maximum award would be paid if the amount or greater is achieved.

Target Percentage of Salary -

This is the target amount represented as a percentage of salary that will be awarded the participant if the Company is to meet all of its financial and management objectives at the target level.

Attainment Percent -

This shall be calculated based upon the actual results compared to entry level, target and maximum values described in the plan schedule for the year. the Attainment Percent will be the extrapolated results, rounded to the nearest tenth of a percent, using either the entry level and target values or target level and maximum values.

Weighting of Goals -

Shall be the weighting as represented in a whole percent that has been established for each of the financial and management goals.

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Total Bonus Percent Earned -

This represents the sum of UPAM'S performance against goals and is to be calculated for each goal by multiplying the Attainment Percent by the Weighting that has been established for each goal. This should be expressed to the nearest tenth of a percent. The result for each of the goals is then totaled to represent the Total Bonus Percent Earned.

Total Bonus Earned -

Total Bonus Percent Earned represents the bonus due a participant and is to be calculated by multiplying the Total Bonus Percent Earned by the Participants Target Percentage. That result is then multiplied by the salary of the participant and may be further reduced by the percentage of the year that the participant was not employed if he was not with the Company at the beginning of the year.

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